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                                                                    EXHIBIT 99.1

PSYCHIATRIC SOLUTIONS, INC.
[PSI LOGO]

CONTACT:
Brent Turner
Vice President, Treasurer and
Investor Relations
(615) 312-5700

          PSYCHIATRIC SOLUTIONS INCREASES REVOLVING CREDIT FACILITY TO
                    $150 MILLION AND LOWERS BORROWING COSTS

FRANKLIN, Tenn. (December 21, 2004) - Psychiatric Solutions, Inc. ("PSI") (NASDAQ: PSYS) today announced that it has amended and restated its revolving credit facility with a syndicate of lenders led by Bank of America, increasing the facility's size to $150 million from $125 million. In addition, the amendment extends the term of the facility to five years from three years and lowers PSI's expected borrowing costs, as a result of a lower interest rate and reduced ongoing fees related to the amended facility.

      Commenting on the announcement, Joey Jacobs, Chairman, President and Chief Executive Officer of PSI, said, "We are pleased to announce the expansion of our revolving credit facility, which increases our financial flexibility and lowers our costs. Through the combined effect of this expanded facility and our equity offering last week, we have strengthened our financial position and significantly enhanced our ability to fund our growth strategies for the foreseeable future."

      This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements other than those made solely with respect to historical fact and are based on the intent, belief or current expectations of PSI and its management. PSI's business and operations are subject to a variety of risks and uncertainties that might cause actual results to differ materially from those projected by any forward-looking statements. Factors that could cause such differences include, but are not limited to: (1) potential competition which alters or impedes PSI's acquisition strategy by decreasing PSI's ability to acquire additional

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PSYS Increases Revolving Credit Facility
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December 21, 2004

inpatient facilities on favorable terms; (2) the ability of PSI to improve the operations of acquired inpatient facilities; (3) the ability to maintain favorable and continuing relationships with physicians who use PSI's facilities;
(4) the ability to receive timely additional financing on terms acceptable to PSI to fund PSI's acquisition strategy and capital expenditure needs; (5) risks inherent to the healthcare industry, including the impact of unforeseen changes in regulation, reimbursement rates from federal and state healthcare programs or managed care companies and exposure to claims and legal actions by patients and others; and (6) potential difficulties in integrating the operations of PSI with recently acquired operations. The forward-looking statements herein are qualified in their entirety by the risk factors set forth in PSI's filings with the Securities and Exchange Commission, including the factors listed in Amendment No. 1 to the Company's Registration Statement on Form S-3, filed with the Securities and Exchange Commission on December 14, 2004, under the caption "Risk Factors." PSI undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof.

      PSI offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults through its operation of 34 owned or leased freestanding psychiatric inpatient facilities with more than 4,000 beds. PSI also manages freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within medical/surgical hospitals owned by others.

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